As filed with the Securities and Exchange Commission on May 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mereo BioPharma Group plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Cavendish Place, 4th Floor

London, W1G 0QF

United Kingdom

+(44) 333 023 7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mereo US Holdings Inc.

251 Little Falls Drive

Wilmington, Delaware 19808

+1 302 636 5401

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Bakst

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

+1 212 506-2500

From time to time after the effective date of this registration statement. (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period to comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains:

∎	a base prospectus which covers the offering, issuance and sale by us of up to $175,000,000 of our ADSs from time to time in one or more offerings; and

∎

a sales agreement prospectus supplement covering the offering, issuance and sale by us of up to a maximum aggregate offering price of $50,000,000 of our ordinary shares, in the form of ADSs, that may be issued and sold under the Open Market Sale AgreementSM dated May 15, 2024 between us and Jefferies LLC (the “Sales Agreement”).

We terminated our previous Open Market Sale AgreementSM dated August 5, 2021 between us and Jefferies LLC under which we sold 9,673,419 ADSs. The base prospectus immediately follows this explanatory note. The specific terms of any securities to be offered pursuant to the base prospectus will be specified in a prospectus supplement to the base prospectus. The sales agreement prospectus supplement immediately follows the base prospectus. The $50,000,000 of ordinary shares, represented by ADSs, that may be offered, issued and sold under the sales agreement prospectus supplement is included in the $175,000,000 of securities that may be offered, issued and sold by us under the base prospectus. Upon termination of the Sales Agreement, any portion of the $50,000,000 included in the Sales Agreement prospectus supplement that is not sold pursuant to the Sales Agreement will be available for sale in other offerings pursuant to the base prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 15, 2024

PROSPECTUS

Mereo BioPharma Group plc

$175,000,000

American Depositary Shares Representing Ordinary Shares

We may offer and sell, from time to time, the American Depositary Shares (“ADSs”) described in this prospectus for an aggregate offering price of up to $175,000,000 in one or more offerings. This prospectus provides you with a general description of the ADSs.

Each time we offer and sell the ADSs, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the ADSs. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our ADSs.

We may offer and sell the ADSs described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the ADSs, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such ADSs.

Our ADSs, each representing five ordinary shares, are listed on The Nasdaq Capital Market under the symbol “MREO.” On May 13, 2024, the last reported sale price of our ADSs on The Nasdaq Capital Market was $2.97 per ADS.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our ADSs involve significant risks. See “Risk Factors” beginning on page 5 of this prospectus and the documents incorporated by reference in this prospectus concerning factors you should consider before investing in our ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration statement, we may, over time, offer and sell the ADSs described in this prospectus in one or more offerings, up to a total dollar amount of $175,000,000. This prospectus provides you with a general description of the securities that may be offered. Each time we offer and sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Please carefully read this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information; Incorporation by Reference,” before purchasing any securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any issuer free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus or in any prospectus supplement or issuer free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Throughout this prospectus, and the documents incorporated by reference, unless otherwise designated, the terms “Mereo,” the “Company,” “we,” “us,” and “our” refer to Mereo BioPharma Group plc and our wholly-owned subsidiaries Mereo BioPharma 1 Limited, Mereo BioPharma 2 Limited, Mereo BioPharma 3 Limited, Mereo BioPharma 4 Limited, Mereo BioPharma 5, Inc., Mereo BioPharma Ireland Limited, Mereo US Holdings Inc. and NAVI Subsidiary, Inc. “Mereo,” the Mereo logo and other trademarks, trade names or service marks of Mereo appearing in this prospectus and the documents incorporated by reference are the property of Mereo.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.mereobiopharma.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

∎	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024.

∎	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024.

∎	Our Current Report on Form 8-K filed on April 15, 2024.

∎

The description of our ordinary shares and ADSs contained in our amended registration statement on Form 8-A filed with the SEC on December  18, 2023 and any amendment or report filed with the SEC for the purpose of updating the description including without limitation, Exhibit 4.2 of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at:

Mereo BioPharma Group plc

One Cavendish Place, 4th Floor

London, W1G 0QF

United Kingdom

+44 333 023 7300

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Overview

We are a biopharmaceutical company focused on the development of innovative therapeutics for rare diseases. We have developed a portfolio of late-stage clinical product candidates. Our two rare disease product candidates are setrusumab for the treatment of osteogenesis imperfecta (OI) and alvelestat primarily for the treatment of severe alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD). Setrusumab has received orphan designation for OI from the European Medicines Agency (EMA) and the U.S. Food and Drug Administration (FDA), PRIME designation from the EMA and has rare pediatric disease designation from the FDA. Alvelestat has received U.S. Orphan Drug Designation for the treatment of AATD and Fast Track designation for the treatment of AATD-LD.

Our strategy is to selectively acquire and develop product candidates for rare diseases that have already received significant investment from large pharmaceutical and biotechnology companies and that have substantial pre-clinical, clinical and manufacturing data packages. Since our formation in March 2015, we have successfully executed on this strategy by acquiring six clinical-stage product candidates of which four were in rare diseases and oncology. Four of our six clinical-stage product candidates were acquired from large pharmaceutical companies and two were acquired in the Merger. We have successfully completed large, randomized Phase 2 clinical trials for four of our product candidates and the Phase 1b portion of a Phase 1b/2 for a fifth product candidate.

Rare diseases represent an attractive development and, in some cases, commercialization opportunity for us since they typically have high unmet medical need and can utilize regulatory pathways that facilitate acceleration to approval and to the potential market. Development of products for rare diseases involve close collaboration with key opinion leaders and investigators, and close coordination with patient organizations. Rare disease patients are typically treated at a limited number of specialized sites which helps identification of the patient population and enables a small, targeted sales infrastructure to commercialize the products in key markets.

Corporate Information

Our registered office address is One Cavendish Place, 4th Floor, London, W1G 0QF, United Kingdom and our telephone number is +44 333 023 7300. Our website address is www.mereobiopharma.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus. Our agent for service of process in the United States is Mereo US Holdings Inc.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the ADSs as set forth in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following is a description of the ordinary shares, par value £0.003 per share, of Mereo BioPharma Group plc (the “Company,” “we” or “us”) which are represented by American Depositary Shares (“ADSs”) with each ADS representing five of our ordinary shares registered under Section 12 of the Exchange Act. This description also summarizes relevant provisions of English law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and the Company’s articles of association, a copy of which is filed as Exhibit 3.1 to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2023. We encourage you to read the articles and the applicable provisions of English law for additional information.

General

We were incorporated as a private limited company with the legal name Mereo BioPharma Group Limited under the laws of England and Wales on March 10, 2015 with the company number 09481161. On June 3, 2016, we re-registered as a public limited company with the legal name Mereo BioPharma Group plc. Our principal executive offices are located at 4th Floor, One Cavendish Place, London, W1G 0QF, United Kingdom. The principal legislation under which we operate and our ordinary shares are issued is the U.K. Companies Act 2006.

Share Capital

As of May 13, 2024, our issued share capital was £2,104,090, equivalent to 701,363,484 ordinary shares. The nominal value of our ordinary shares, including ordinary shares in the form of ADSs, is £0.003 per ordinary share. Each issued ordinary share is fully paid.

Registered Shares

We are required by the U.K. Companies Act 2006 to keep a register of our shareholders. Under English law, the ordinary shares are issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Link Asset Services.

Holders of our ADSs will not be treated as shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. For discussion on our ADSs and ADS holder rights see “Description of American Depository Shares” in this prospectus. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs as discussed in “Description of American Depository Shares” in this prospectus.

Under the U.K. Companies Act 2006, we must enter an allotment of ordinary shares in our share register as soon as practicable and in any event within two months of the allotment. We will perform all procedures necessary to update the share register with the number of ordinary shares to be issued to the depositary upon sale of the ADSs, pursuant to a supplemental prospectus. We also are required by the U.K. Companies Act 2006 to register a transfer of ordinary shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:

∎	the name of any person, without sufficient cause, is entered in or omitted from our register of members; or

∎

a default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Pre-emptive Rights

English law generally provides shareholders with pre-emptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders by special resolution, to exclude pre-emptive rights. Such an exclusion of pre-emptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by our shareholders upon its expiration (i.e., at least every five years).

On May 22, 2023 our shareholders authorized our Board to disapply pre-emptive rights for a period until June 30, 2026 in respect of the allotment of ordinary shares or the grant of rights to subscribe for or convert securities into ordinary shares up to a maximum aggregate nominal amount of £2,494,456.76. The nominal value of our ordinary shares is £0.003 per ordinary share.

As of May 13, 2024, non-preemptive authorization up to a maximum nominal amount of £2,342,038.57 remained available to the Company.

Articles of Association

The following is a description of our Articles as at the date hereof.

Shares and Rights Attaching to Them

Objects

The objects of our Company are unrestricted.

Share Rights

Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any rights or restrictions as we may resolve by ordinary resolution of the shareholders or, failing such determination, as the board may determine.

Voting Rights

Without prejudice to any special rights, privileges or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows:

∎	on a show of hands, every shareholder who (being an individual) is present in person and (being a corporation) is present by a duly authorized representative shall have one vote;

∎

on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

∎

on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; or

∎	on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he or she is the holder.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the U.K. Companies Act 2006, a poll may be demanded by:

∎	the chairman of the meeting;

∎	the directors;

∎	two or more persons having the right to vote on the resolution; or

∎	a person or persons representing not less than 10% of the total voting rights of all shareholders having the right to vote on the resolution.

Restrictions on Voting

No shareholder shall (unless the Directors otherwise determine) be entitled to vote at any general meeting in respect of any share held by him or her unless all sums payable by him or her in respect of that share have been paid.

The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying when and how the payment is to be made) pay at the time or times so specified the amount called on his or her shares.

Dividends

We may, subject to the provisions of the U.K. Companies Act 2006 and our Articles, by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The board may from time to time pay shareholders such interim dividends as appear to the board to be justified by our financial position but, if at any time, our share capital is divided into different classes the board may not pay such interim dividends in respect of those shares which confer on the holders thereof deferred or non-preferential rights with regard to dividends if, at the time of payment, any preferential dividend is in arrears.

Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid.

No dividend or other moneys payable by us on or in respect of any share shall bear interest against us unless otherwise provided by the rights attached to the share or the provisions of another agreement between the shareholder and us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and cease to remain owing.

Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of non-cash assets of equivalent value, including shares or other securities in any company.

The directors may, if authorized by an ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend, or part of a dividend, an allotment of ordinary shares credited as fully paid up.

Change of Control

There is no specific provision in our Articles that would have the effect of delaying, deferring, or preventing a change of control.

Distributions on Winding Up

If we are in liquidation, the liquidator may, if authorized by a special resolution of shareholders and any other authority required at law, divide among shareholders (excluding us to the extent we are a shareholder by virtue only of holding treasury shares) in specie or in kind the whole or any part of our assets (whether or not the assets consist of property of one kind or consist of properties of different kinds and the liquidator may for such purpose set such value as the liquidator deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the shareholders or different classes of shareholders), or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator determines (and our liquidation may be closed and we may be dissolved), but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

Variation of Rights

All or any of the rights and privileges attached to any class of shares issued may be varied or abrogated only with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the other provisions of the U.K. Companies Act 2006 and the terms of their issue. The U.K. Companies Act 2006 also provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should 15% or more of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Alteration to Share Capital

We may, by ordinary resolution of shareholders, consolidate all or any of our share capital into shares of larger amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller amount. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the U.K. Companies Act 2006. We may redeem or purchase all or any of our shares as described in “—Other U.K. Law Considerations—Purchase of Own Shares.”

Preemption Rights

In certain circumstances, our shareholders may have statutory preemption rights under the U.K. Companies Act 2006 in respect of the allotment of new shares as described in “—Pre-emptive Rights” and “—Differences in Corporate Law—Pre-emptive Rights” in this prospectus.

Transfer of Shares

Any shareholder holding shares in certificated form may transfer all or any of his or her shares by an instrument of transfer in any usual form or any other form approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

In the case of uncertificated shares, the directors may take such action as they consider appropriate to achieve a transfer. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer based system.

The board may decline to register any transfer of any share:

∎	which is not a fully paid share;

∎	where the transfer is not lodged at our registered office or such other place as the directors have appointed;

∎

where the transfer is not accompanied by the share certificate to which it relates, or such other evidence as the board may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

∎	where the transfer is in respect of more than one class of share; and

∎	where the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer, it must return to the transferee the instrument of transfer together with notice of the refusal, unless the board suspects that the proposed transfer may be fraudulent.

Shareholder Meetings

Annual General Meetings

In accordance with the U.K. Companies Act 2006, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the U.K. Companies Act 2006, as described in “—Differences in Corporate Law—Annual General Meeting” and “—Differences in Corporate Law— Notice of General Meetings” in this prospectus.

Notice of General Meetings

The arrangements for the calling of general meetings are described in “—Differences in Corporate Law—Notice of General Meetings” in this prospectus.

Quorum of General Meetings

No business, other than the appointment of the chair of the meeting, shall be transacted at any general meeting unless a quorum is present. Subject to the paragraph below, at least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

If and for so long as we are subject to the rules and requirements of a securities exchange and such securities exchange requires us to have a quorum for general meetings then, in addition to the requisite quorum requirement stated in the preceding paragraph, in order for such general meeting to be quorate at least 33 1/3 per cent. of our issued and outstanding ordinary shares (or such other amount as may be specified by such rules and requirements) must be present at such general meeting, whether represented in person (including, in the case of a corporate shareholder, by duly authorized representative) or by duly appointed proxy.

Class Meetings

The provisions in the Articles relating to general meetings apply to every separate general meeting of the holders of a class of shares.

Directors

Number of Directors

We may not have less than two directors on the Board and not more than ten. We may, by ordinary resolution of the shareholders, vary the minimum and maximum number of directors from time to time.

Appointment of Directors

Subject to the provisions of the Articles, we may, by ordinary resolution of the shareholders or a decision of the directors, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board, provided the total number of directors does not exceed the maximum number fixed by or in accordance with the Articles. However, any person that is not a director retiring from the existing board must be recommended by the board or the person must have confirmed in writing to us their willingness to be elected as a director not later than seven days before the general meeting at which the relevant resolution is proposed.

Any director appointed by the board will hold office only until the next following annual general meeting at which they must retire. In addition, all directors must retire at the third annual general meeting following the annual general meeting at which such director was elected or last re-elected. Such directors are eligible for re-election at the annual general meeting at which they retire.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost.

Other U.K. Law Considerations

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the U.K. Companies Act 2006, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he or she wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The compulsory acquisition of the minority shareholders’ shares can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such compulsory acquisition any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the U.K. Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The U.K. Companies Act 2006 also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his or her shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his or her rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the U.K. Companies Act 2006, we are empowered to give notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or to have been so interested at any time during the three years immediately preceding the date on which the notice is issued requiring such persons, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his or her knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under our Articles, if a person defaults in supplying us with the required particulars in relation to the shares in question (“default shares”), within the prescribed period, the directors may by notice direct that:

∎

in respect of the default shares, the relevant shareholder shall not be entitled to vote (either in person or by proxy) at any general meeting or to exercise any other right conferred by a shareholding in relation to general meetings;

∎

where the default shares represent at least 0.25% of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest and/or (b) no transfers by the relevant shareholder of any default shares may be registered (unless the shareholder himself is not in default and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be transferred are default shares); and

∎

any shares held by the relevant shareholder in uncertificated form shall be converted into certificated form and that shareholder shall not after that be entitled to convert all or any shares held by him or her into uncertificated form (except with the authority of the directors) unless the shareholder himself is not in default and the shares which the shareholder wishes to convert are part only of the shareholder’s holding and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be converted into uncertificated form are default shares.

Purchase of Own Shares

Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase on a “recognized investment exchange” of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

∎	specify the maximum number of shares authorized to be acquired;

∎	determine the maximum and minimum prices that may be paid for the shares; and

∎	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

The Nasdaq Capital Market (“Nasdaq”) is not a “recognized investment exchange” on which we may make market purchases. We may purchase our own fully paid shares otherwise than on a “recognized investment exchange” pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he or she had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the U.K. Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

∎

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

∎	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

Following the cancellation of admission of our ordinary shares to trading on the AIM market of London Stock Exchange plc on December 18, 2020, the U.K. Panel on Takeovers and Mergers (the “Panel”) confirmed to us that the U.K. City Code on Takeovers and Mergers (the “City Code”) will not apply to us, and we and our shareholders will therefore not have the benefit of the protections the City Code affords, including, but not limited to, the requirement that a person who acquires an interest in our ordinary shares carrying 30% or more of our voting rights must make a cash offer to all other shareholders at the highest price paid in the 12 months before the offer was announced.

Notwithstanding the above, we may become subject to the City Code in the future if any changes to the Board composition result in the majority of the Directors being resident in the United Kingdom, Channel Islands or the Isle of Man.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles on the right of non-residents to hold or vote shares.

Differences in Corporate Law

The applicable provisions of the U.K. Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the U.K. Companies Act 2006 applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the U.K. Companies Act 2006, a public limited company must have at least two directors. Our Articles further provide that, unless otherwise determined by an ordinary resolution, the number of our directors shall be not less than two nor more than ten in number.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Our board of directors currently consists of ten members.

For as long as Novartis holds not less than one percent of our issued share capital, Novartis may appoint one observer who may attend, but not participate or vote in, any meeting of our board of directors.

Removal of Directors	Under the U.K. Companies Act 2006, a company may remove a director without cause at a general meeting by way of an ordinary resolution of	Under Delaware law, unless otherwise provided in the certificate of incorporation, any director or the entire board of directors may be removed, with

	England and Wales	Delaware
	shareholders (which is passed by a simple majority of those voting in person or by proxy at a general meeting), irrespective of any provision of any agreement or service contract between the director and the company, provided that 28 clear days’ notice of the proposed resolution to remove the director is given and certain other procedural requirements under the U.K. Companies Act 2006 are followed (such as allowing the director to make representations against his or her removal either at the meeting or in writing).	or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

In addition to any power of removal under the U.K. Companies Act 2006, under our Articles, we may, by special resolution or ordinary resolution (of which special notice has been given in accordance with section 312 of the U.K. Companies Act 2006) remove any director from office (but without prejudice to any claim he or she may have for damages for breach of any agreement between us and the relevant director) and, by ordinary resolution, appoint another person to act as director in his or her place.

Vacancies on the Board of Directors	Under our Articles, we may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director and our board of directors may appoint a person who is willing to act to be a director, either to fill a	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or

	England and Wales	Delaware
	vacancy or as an additional director, provided in each case that the appointment does not cause the number of directors to exceed the number fixed by or in accordance with our Articles as the maximum number of directors.	by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the U.K. Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting	Under the U.K. Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Subject to the notice requirements of the U.K. Companies Act 2006 outlined below and subject to our Articles, a general meeting of our shareholders may be called by our board of directors whenever and at such times and places as it shall determine.

A general meeting may also be convened by our board of directors on the requisition of not less than two of our shareholders who hold at least 5% of our voting share capital.

General meetings at which special resolutions are proposed and passed generally involve proposals to change the name of the company, permit the company to issue new shares for cash without the shareholders’ pre-emptive right, amend the

	England and Wales	Delaware
company’s articles of association, or carry out other matters where either the company’s articles of association or the U.K. Companies Act 2006 prescribe that a special resolution is required.

Other proposals relating to the ordinary course of the company’s business, such as the election of directors, would generally be the subject of an ordinary resolution and subject to our Articles.

Notice of General Meetings	Under the U.K. Companies Act 2006, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at that meeting. At least 14 clear days’ notice is required for any other general meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice.

Quorum	Our Articles provide that no business shall be transacted at any general meeting unless a quorum is present. Two qualifying persons present at a meeting and entitled to vote on the business to be transacted shall be a quorum, unless (1) each is a qualifying person only because he or she is authorized under the U.K. Companies Act 2006 to act as a representative of a corporation in relation to the meeting, and they are representatives of the same corporation, or (2) each is a qualifying person only because he or she is appointed as proxy	The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

	England and Wales	Delaware
of a shareholder in relation to the meeting, and they are proxies of the same shareholder.

A “qualifying person” means (1) a person who is one of our shareholders, (2) a person authorized under the U.K. Companies Act 2006 to act as a representative of the corporation in relation to the meeting, or (3) a person appointed as proxy of a shareholder in relation to the meeting.

In addition, if and for so long as we are subject to the rules and requirements of a securities exchange and such securities exchange requires us to have a quorum for general meetings then, in addition to the requisite quorum requirement stated in this paragraph, in order for such general meeting to be quorate at least 33 1/3 per cent. of our issued and outstanding ordinary shares (or such other amount as may be specified by such rules and requirements) must be present at such general meeting, whether represented in person (including, in the case of a corporate shareholder, by duly authorized representative) or by duly appointed proxy.

Proxy	Under the U.K. Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

	England and Wales	Delaware
Issue of New Shares	Under the U.K. Companies Act 2006, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s articles of association or by an ordinary resolution of the shareholders. Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.	Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

Pre-emptive Rights	Under the U.K. Companies Act 2006, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash, must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the U.K. Companies Act 2006.	Under Delaware law, shareholders have no pre-emptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the U.K. Companies Act 2006, the directors of a company must not allot shares or grant rights to subscribe for or to convert any security into shares unless those shares are allotted,	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board of

	England and Wales	Delaware
	or those rights to subscribe or convert any security into shares are granted (as applicable) pursuant to an employee share scheme, an ordinary resolution to the contrary has been passed by shareholders in a general meeting, or the articles of association provide otherwise, in each case, in accordance with the provisions of the U.K. Companies Act 2006.	directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers	Under the U.K. Companies Act 2006, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.	Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

Any provision by which we directly or indirectly provide an indemnity (to any extent) for a director of the company or of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of us) against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is void except as permitted by the U.K. Companies Act 2006, which provides exceptions for us to:

∎   purchase and maintain director and officer insurance insuring our directors or the directors of an associated company against any liability attaching in connection with

∎   any breach of the director’s duty of loyalty to the corporation or its stockholders;

∎   acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

∎   intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

∎   any transaction from which the director derives an improper personal benefit.

England and Wales	Delaware
any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director;

∎   provide a “qualifying third party indemnity,” which is an indemnity against liability incurred by our directors and directors of an associated company to a person other than us or an associated company. Such indemnity must not cover criminal fines, penalties imposed by regulatory bodies, the defense costs of criminal proceedings where the director is found guilty, the defense costs of civil proceedings successfully brought against the director by the company or an associated company, or the costs of unsuccessful applications by the director for relief from liabilities for such matters; and

∎ provide a “qualifying pension scheme indemnity,” which is an indemnity against liability incurred in connection

∎   with the company’s activities as trustee of an occupational pension plan. Such indemnity must not cover a fine imposed in criminal proceedings, or sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising), or any liability incurred by the director in defending criminal proceedings in which he or she is convicted.

	England and Wales	Delaware
Our Articles provide that it may indemnify each of our directors against:

The U.K. Companies Act 2006 also provides that we may lend each of our directors funds to meet expenditure incurred by him or her in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to us or an associated company, or in connection with an application for certain specified relief, subject to the requirement that the loan must be on terms that it is to be repaid if the defense or the application for relief is unsuccessful.

Voting Rights	For a description of the voting rights contained in our Articles see “Description of the Share Capital and Articles of Association—Articles of Association—Shares and Rights Attaching to Them—Voting Rights” in this prospectus.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions	The U.K. Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, closing of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

∎   the approval of the board of directors; and

∎   the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the

(1) the approval, at a shareholders’ or creditors’ meeting convened by order of a court of England and Wales, of a majority in number representing not less than 75% in value of the creditors or class of creditors or members or class of members (as the case may be)

	England and Wales	Delaware
	present and voting, either in person or by proxy; and (2) the approval of a court of England and Wales.	votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

∎   Under English law, a director owes various statutory and fiduciary duties to the company, including:

∎   to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

∎   to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

∎   to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

∎   to exercise independent judgment;

∎   to exercise reasonable care, skill, and diligence;

∎   not to accept benefits from a third party conferred by reason of his or

∎   her being a director or doing, or not doing, anything as a director; and

∎   a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one

	England and Wales	Delaware

of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Shareholder Suits

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the U.K. Companies Act 2006 provides that (1) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (2) a shareholder may bring a claim for a court order on the ground that the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to the interests of its shareholders generally or of some of its shareholders, or that an actual or proposed act or omission of the company is or would be so prejudicial.

The U.K. Limitation Act 1980 imposes a limitation period, with

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

∎   state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

∎   allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

∎   state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

England and Wales	Delaware
certain exceptions, in respect of civil claims. The period is six years in respect of actions in contract and tort, and 12 years for “actions on a specialty,” such as a breach of any obligation contained in a deed. The limitation period begins to run from the date on which the action accrued. In the case of contract, this is the date on which the breach of contract occurred, and in tort this is the date on which the damage is suffered.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A. (“Citibank”) has agreed to act as the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts (“ADRs”). The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, located at 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. A copy of the deposit agreement is available from the SEC’s website (www.sec.gov). Please refer to registration number 333-223890, 333-249338 and 333-258824 when retrieving such copy. “Holder” means the person or persons in whose name an ADS is registered on the register maintained by the depository for such purpose.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, five ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Other Distributions

Holders generally have the right to receive the distributions we make on the securities deposited with the custodian. A Holder’s receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes, and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds,

the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS a Holder holds will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). Holders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of a Holder’s rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to a Holder if:

∎	we do not timely request that the rights be distributed to such Holder or we request that the rights not be distributed to such Holder; or

∎	we fail to deliver satisfactory documents to the depositary; or

∎

it is not reasonably practicable to distribute the rights. The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to a Holder. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to a Holder only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable such Holder to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to a Holder, such Holder will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares, or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to a Holder. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to a Holder and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to a Holder and will sell the property if:

∎	we do not request that the property be distributed to such Holder or if we request that the property not be distributed to such Holder; or

∎	we do not deliver satisfactory documents to the depositary; or

∎	the depositary determines that all or a portion of the distribution to such Holder is not reasonably practicable.

∎	the proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. A Holder may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of such Holder’s ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for a Holder’s ADSs may change from time to time. For example, there may be a change in nominal (or par) value, split-up, cancellation, consolidation, or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation, or sale of assets of ours.

If any such change were to occur, such Holder’s ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to a Holder, amend the deposit agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of such Holder’s existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to a Holder, the depositary may sell such property and distribute the net proceeds to such Holder as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary may create ADSs on a Holder’s behalf if such Holder or such Holder’s broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person a Holder indicates only after such Holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. A Holder’s ability to deposit ordinary shares and receive ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When a Holder makes a deposit of ordinary shares, such Holder will be responsible for transferring good and valid title to the depositary. As such, a Holder will be deemed to represent and warrant that:

∎	the ordinary shares are duly authorized, validly allotted and issued, fully paid, not subject to any call for the payment of further capital, and legally obtained;

∎	all pre-emptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived, disapplied or exercised;

∎	such Holder is duly authorized to deposit the ordinary shares;

∎

the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “Restricted Securities” (as defined in the deposit agreement); and

∎	the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at such Holder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentation.

Transfer, Combination and Split Up of ADRs

ADR holders will be entitled to transfer, combine, or split up such Holder’s ADRs and the ADSs evidenced thereby. For transfers of ADRs, a Holder will have to surrender the ADRs to be transferred to the depositary and also must:

∎	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

∎	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

∎	provide any transfer stamps required by the State of New York or the United States; and

∎	pay all applicable fees, charges, expenses, taxes, and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have Holder’s ADRs either combined or split up, such Holder must surrender the ADRs in question to the depositary with such Holder’s request to have them combined or split up, and such Holder must pay all applicable fees, charges, and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

A Holder will be entitled to present such Holder’s ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. A Holder’s ability to withdraw the ordinary shares held in respect of the ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by a Holder’s ADSs, such Holder will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares.

A Holder assumes the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If a Holder holds ADSs registered in such Holder’s name, the depositary may ask such Holder to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel such Holder’s ADSs. The withdrawal of the ordinary shares represented by such Holder’s ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

Holders will have the right to withdraw the securities represented by their ADSs at any time except for:

∎

Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

∎	Obligations to pay fees, taxes and similar charges.

∎	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair a Holder’s right to withdraw the securities represented by such Holder’s ADSs except to comply with mandatory provisions of law.

Voting Rights

Holders generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of Holders of ordinary shares are described in “Description of Share Capital—Articles of Association” in this prospectus.

At our request, the depositary will distribute to Holders any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a Holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the Holder’s ADSs as follows:

∎

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary held on deposit at that time in accordance with the voting instructions received from a majority of Holders of ADSs who provide timely voting instructions.

∎

In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the Holders of ADSs. The depositary will give a discretionary proxy to a person designated by us to vote any ordinary shares held on deposit for which voting instructions were not received from the Holders of ADSs, unless we inform the depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of Holders of ADSs may be adversely affected.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the Deposit Agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure Holders that they will receive voting materials in time to enable such Holders to return voting instructions to the depositary in a timely manner.

Fees and Charges

ADS Holders will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares)	Up to U.S. 5¢ per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary share ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

Service	Fees
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).	Up to U.S. 5¢ per ADS (or fraction thereof) converted

ADS Holders will also be responsible to pay certain charges such as:

∎	taxes (including applicable interest and penalties) and other governmental charges;

∎

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary, or any nominees upon the making of deposits and withdrawals, respectively;

∎	certain cable, telex, and facsimile transmission and delivery expenses;

∎	the expenses and charges incurred by the depositary in the conversion of foreign currency;

∎	the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs, and ADRs; and

∎	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the Holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, Holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to Holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the Holders of ADSs whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS Holder. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges Holders may be required to pay may vary over time and may be changed by us and by the depositary. ADS Holders will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments

We may agree with the depositary to modify the deposit agreement at any time without Holders’ consent. We undertake to give Holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to holders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges Holders are required to pay. In addition, we may not be able to provide holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders will be bound by the modifications to the deposit agreement if they continue to hold their ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent Holders from withdrawing the ordinary shares represented by holders’ ADSs (except as permitted by law).

Termination

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the Holders at least 30 days before termination. Until termination, Holders’ rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until holders request the cancellation of their ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with the termination of the deposit agreement, the depositary may, independently and without the need for any action by us, make available to holders of ADSs a means to withdraw the ordinary shares and other deposited securities represented by their ADSs and to direct the deposit of such ordinary shares and other deposited securities into an unsponsored American depositary shares program established by the depositary, upon such terms and conditions as the depositary may deem reasonably appropriate, subject however, in each case, to satisfaction of the applicable registration requirements by the unsponsored American depositary shares program under the Securities Act, and to receipt by the depositary of payment of the applicable fees and charges of, and reimbursement of the applicable expenses incurred by, the depositary.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. Holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up, and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to Holders. Please note the following:

∎	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

∎

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

∎

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices, or for our failure to give notice.

∎	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

∎

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

∎

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles or in any provisions of or governing the securities on deposit.

∎

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

∎

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to holders.

∎	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

∎	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

∎	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

∎	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among Mereo, the depositary and ADS holders.

∎

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to Mereo or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to Mereo or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

Holders will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs; to deliver, transfer, split, and combine ADRs; or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, holders may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. Holders are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holders.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. Holders may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

∎	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

∎	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

∎	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of England and Wales.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AGAINST US AND/OR THE DEPOSITARY ARISING OUT OF, OR RELATING TO, THE DEPOSIT AGREEMENT, ANY ADR AND ANY TRANSACTIONS CONTEMPLATED IN THE DEPOSIT AGREEMENT (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR OTHERWISE).

PLAN OF DISTRIBUTION

General

We may sell the ADSs in one or more of the following ways (or in any combination) from time to time:

∎	through underwriters or dealers;

∎	directly to a limited number of purchasers or to a single purchaser;

∎	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, into an existing trading market;

∎	through agents; or

∎	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the ADSs, including:

∎	the name or names of any underwriters, dealers or agents;

∎	the purchase price of such securities and the proceeds to be received by us, if any;

∎	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

∎	any initial public offering price;

∎	any discounts or concessions allowed or reallowed or paid to dealers; and

∎	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

∎	negotiated transactions;

∎	at a fixed public offering price or prices, which may be changed;

∎	at market prices prevailing at the time of sale;

∎	at prices related to prevailing market prices; or

∎	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any ADSs will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such ADSs, if any are purchased.

The ADSs may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the ADSs and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a sales agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, ADSs may be sold on a daily basis on any stock exchange, market or trading facility on which the ADSs are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any ADSs sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our ADSs. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ADSs. The terms of each such distribution agreement will be described in a prospectus supplement.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the ADSs at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Any underwriters to whom ADSs are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Mayer Brown LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of the Mereo BioPharma Group plc. The validity of the ordinary shares underlying the ADSs to be offered pursuant to this prospectus will be passed upon for us by Latham & Watkins (London) LLP. Any underwriters, dealers or agents will be advised by their own legal counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers LLP is 1 Embankment Place, London, WC2N 6RH, United Kingdom.

The information in this preliminary prospectus supplement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 15, 2024.

PROSPECTUS SUPPLEMENT

Up to $50,000,000

American Depositary Shares Representing Ordinary Shares

We have entered into an Open Market Sale AgreementSM (the “sales agreement”) with Jefferies LLC, or Jefferies, relating to the American Depository Shares (the “ADSs”) offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, under this prospectus supplement, we may offer and sell our ADSs having an aggregate offering price of up to $50,000,000 from time to time through Jefferies acting as our agent.

Sales of our ADSs, if any, under this prospectus supplement will be made by any method deemed to be an “at the market offering,” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Jefferies is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Jefferies and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Jefferies for sales of ADSs sold pursuant to the sales agreement will be an amount equal to 3.0% of the gross proceeds of any ADSs sold under the sales agreement. In connection with the sale of the ADSs on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Jefferies with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended. See “Plan of Distribution” beginning on page S-12 for additional information regarding the compensation to be paid to Jefferies.

Our ADSs, each representing five ordinary shares, are listed on The Nasdaq Capital Market under the symbol “MREO.” On May 13, 2024, the last reported sale price of our ADSs on The Nasdaq Capital Market was $2.97 per ADS.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” on page S-6 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement concerning factors you should consider before investing in our ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is      , 2024.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the SEC using a “shelf” registration process. The accompanying prospectus describes more general information, some of which may not apply to this offering. Under this shelf registration process, we may from time to time sell our ADSs having an aggregate offering price of up to $50,000,000 under this prospectus supplement at prices and on terms to be determined by market conditions at the time of the offering.

Before buying any of the ADSs that we are offering, we urge you to carefully read both this prospectus supplement and the accompanying prospectus together with all of the information incorporated by reference herein, as well as the additional information described under the headings “Where You Can Find More Information; Incorporation by Reference.” These documents contain important information that you should consider when making your investment decision.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference in this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus supplement, the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and any related free writing prospectus filed by us with the SEC. We have not, and Jefferies LLC has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

Throughout this prospectus supplement, and the documents incorporated by reference, unless otherwise designated, the terms “Mereo,” the “Company,” “we,” “us,” and “our” refer to Mereo BioPharma Group plc and our wholly-owned subsidiaries Mereo BioPharma 1 Limited, Mereo BioPharma 2 Limited, Mereo BioPharma 3 Limited, Mereo BioPharma 4 Limited, Mereo BioPharma 5, Inc., Mereo BioPharma Ireland Limited, Mereo US Holdings Inc. and NAVI Subsidiary, Inc. “Mereo,” the Mereo logo and other trademarks, trade names or service marks of Mereo appearing in this prospectus and the documents incorporated by reference are the property of Mereo.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.mereobiopharma.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

∎	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024.

∎	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024.

∎	Our Current Report on Form 8-K filed on April 15, 2024.

∎

The description of our ordinary shares and ADSs contained in our amended registration statement on Form 8-A filed with the SEC on December  18, 2023 and any amendment or report filed with the SEC for the purpose of updating the description including without limitation, Exhibit 4.2 of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at:

Mereo BioPharma Group plc

One Cavendish Place, 4th Floor

London, W1G 0QF

United Kingdom

+44 333 023 7300

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

THE COMPANY

Overview

We are a biopharmaceutical company focused on the development of innovative therapeutics for rare diseases. We have developed a portfolio of late-stage clinical product candidates. Our two rare disease product candidates are setrusumab for the treatment of osteogenesis imperfecta (OI) and alvelestat primarily for the treatment of severe alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD). Setrusumab has received orphan designation for OI from the European Medicines Agency (EMA) and the U.S. Food and Drug Administration (FDA), PRIME designation from the EMA and has rare pediatric disease designation from the FDA. Alvelestat has received U.S. Orphan Drug Designation for the treatment of AATD and Fast Track designation for the treatment of AATD-LD.

Our strategy is to selectively acquire and develop product candidates for rare diseases that have already received significant investment from large pharmaceutical and biotechnology companies and that have substantial pre-clinical, clinical and manufacturing data packages. Since our formation in March 2015, we have successfully executed on this strategy by acquiring six clinical-stage product candidates of which four were in rare diseases and oncology. Four of our six clinical-stage product candidates were acquired from large pharmaceutical companies and two were acquired in the Merger. We have successfully completed large, randomized Phase 2 clinical trials for four of our product candidates and the Phase 1b portion of a Phase 1b/2 for a fifth product candidate.

Rare diseases represent an attractive development and, in some cases, commercialization opportunity for us since they typically have high unmet medical need and can utilize regulatory pathways that facilitate acceleration to approval and to the potential market. Development of products for rare diseases involve close collaboration with key opinion leaders and investigators, and close coordination with patient organizations. Rare disease patients are typically treated at a limited number of specialized sites which helps identification of the patient population and enables a small, targeted sales infrastructure to commercialize the products in key markets.

Corporate Information

Our registered office address is One Cavendish Place, 4th Floor, London, W1G 0QF, United Kingdom and our telephone number is +44 333 023 7300. Our website address is www.mereobiopharma.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus. Our agent for service of process in the United States is Mereo US Holdings Inc.

THE OFFERING

ADSs offered by us	ADSs having an aggregate offering price of up to $50,000,000.

Plan of Distribution	“At the market offering” that may be made from time to time through our sales agent, Jefferies. See “Plan of Distribution” on page S-12 of this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds from this offering, if any, for general corporate purposes, which may include research and development expenses, working capital and general and administrative expenses. See “Use of Proceeds” on page S-9 of this prospectus supplement.

Risk Factors	You should read the “Risk Factors” section beginning on page S-6 of this prospectus supplement for a discussion of factors to consider carefully before deciding to purchase our ADSs.

The Nasdaq Capital Market Symbol	MREO

RISK FACTORS

Investment in any securities offered pursuant to this prospectus supplement and the accompanying base prospectus involves risks. You should carefully consider the risk factors described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 incorporated by reference in this prospectus supplement, any amendment or update thereto reflected in subsequent filings with the SEC, including in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference in this prospectus supplement, as updated by our subsequent filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Relating to this Offering

You will experience immediate and substantial dilution in the book value per share of the ADSs purchased in the offering.

The ADSs sold in this offering, if any, will be sold from time to time at various prices. However, we expect that the offering price of our ADSs will be substantially higher than the net tangible book value per ADS prior to this offering. After giving effect to the assumed sale of ADSs in the aggregate amount of $50.0 million at an assumed offering price of $2.97 per ADS, the last reported sale price of our ADSs on May 13, 2024 on The Nasdaq Capital Market (“Nasdaq”), and after deducting commissions and estimated offering expenses, our as adjusted net tangible book value as of March 31, 2024 would have been $90.1 million or $0.11 per ordinary share. This represents an immediate increase in net tangible book value of approximately $0.27 per ADS to our existing shareholders and an immediate dilution in as adjusted net tangible book value of $2.40 per ADS to purchasers of ADSs in this offering. To the extent outstanding share options or warrants are exercised, there will be further dilution to new investors. In addition, to the extent we need to raise additional capital in the future and we issue additional ADSs or securities convertible or exchangeable for our ordinary shares or ADSs, our then existing shareholders may experience dilution and the new securities may have rights senior to those of our ADSs offered in this offering. See the section titled “Dilution” for a more detailed illustration of the dilution you would incur if you participate in this offering.

The ADSs offered under this prospectus supplement and the accompanying prospectus may be sold in “at-the-market offerings,” and investors who buy ADSs at different times will likely pay different prices.

Investors who purchase ADSs under this prospectus supplement and the accompanying prospectus at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand and the terms of the sales agreement, to vary the timing, prices, and numbers of ADSs sold, and there is no minimum or maximum sales price. Investors may experience declines in the value of their shares as a result of ADS sales made at prices lower than the prices they paid.

The actual number of ADSs we sell, if any, under the sales agreement and the resulting gross proceeds is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a sales notice to Jefferies at any time throughout the term of the sales agreement. The number of ADSs that are sold by Jefferies after delivering a sales notice will fluctuate based on the market price of ADSs during the sales period and limits we set with Jefferies, as well as any limits under applicable law or exchange listing rules. Because the price per each ADS sold, if any, will fluctuate based on the market price of the ADSs during the terms of the sales agreement, it is not possible at this stage to predict the number of ADSs that will ultimately be issued, if any.

We have broad discretion in the use of the net proceeds from this offering, and we may not use them effectively.

We currently intend to use the net proceeds from this offering as described in “Use of Proceeds.” However, our board of directors and our management retains broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ADSs. Our failure to apply these funds effectively could result in financial losses, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Future sales of ADSs could depress the market price of ADSs.

If holders of ADSs sell, or indicate an intent to sell, substantial amounts of ADSs in the public markets, the trading price of our ADSs could decline significantly. These sales might also make it more difficult for us to sell equity securities at a time and price that we otherwise would deem appropriate.

Because we do not anticipate paying any cash dividends on ADSs or ordinary shares in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

Under English law, a company’s accumulated realized profits must exceed its accumulated realized losses on a non-consolidated basis before dividends can be paid. Therefore, we must have distributable profits before issuing a dividend. We have not paid dividends in the past on our ordinary shares. Further, we intend to retain future earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, on ADSs or ordinary shares will be your sole source of gains for the foreseeable future.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional ADSs. We cannot assure you that we will be able to sell ADSs or other securities in any other offering at a price per ADS that is equal to or greater than the price per ADS paid by investors in this offering, and investors purchasing ADSs or other securities in the future could have rights superior to existing shareholders. The price per ADS at which we sell additional ADSs in future transactions may be higher or lower than the price per ADS in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this Annual Report are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” or the negative of these words or other comparable terminology.

Any forward-looking statements in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus supplement. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering also contains estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources.

USE OF PROCEEDS

We may issue and sell our ADSs having aggregate sales proceeds of up to $50,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We intend to use the net proceeds from this offering, if any, for general corporate purposes, which may include research and development expenses, working capital and general and administrative expenses. Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business conditions. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our ordinary shares or ADSs, and we do not anticipate paying any cash dividends on our ordinary shares or ADSs in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Under English law, among other things, we may only pay dividends if we have sufficient distributable reserves (on a non-consolidated basis), which are our accumulated realized profits that have not been previously distributed or capitalized less our accumulated realized losses.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the price per ADS you pay in this offering and the net tangible book value per ADS immediately after this offering.

As of March 31, 2024, our net tangible book value was $41.9 million, or $0.06 per ordinary share, equivalent to $0.30 per ADS, with each ADS representing 5 ordinary shares. Net tangible book value per ordinary share is equal to our total assets minus intangible assets and total liabilities, divided by 701,349,434, the total number of ordinary shares issued as of March 31, 2024.

After giving effect to the sale of our ADSs in the aggregate amount of $50.0 million at an assumed offering price of $2.97 per ADS, the last reported sale price of our ADSs on the Nasdaq on May 13, 2024, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2024 would have been $90.1 million, or $0.11 per ordinary share, equivalent to $0.57 per ADS. This represents an immediate increase in net tangible book value of $0.27 per ADS to our existing shareholders and an immediate dilution in net tangible book value of $2.40 per ADS to new investors in this offering.

The following table illustrates this calculation on a per ADS basis. The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of ADSs sold and other terms of the offering determined at the time our ADSs are sold pursuant to this prospectus supplement. The as adjusted information assumes that all of our ADSs in the aggregate amount of $50 million is sold at the assumed offering price of $2.97 per ADS, the last reported sale price of our ADSs on the Nasdaq on May 13, 2024. The ADSs sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per ADS		$2.97
Net tangible book value per ADS as of March 31, 2024	$0.30
Increase per ADS attributable to new investors purchasing ADSs in this offering	$0.27

As adjusted net tangible book value per ADS after giving effect to this offering		$0.57

Dilution per ADS to new investors		$2.40

The above discussion and table are based on 701,349,434 ordinary shares issued as of March 31, 2024 and excludes:

∎	88,532,810 ordinary shares issuable upon exercise of outstanding awards under our equity incentive plans as of March 31, 2024; and

∎	25,944,272 ordinary shares issuable upon the exercise of warrants, convertible notes and other committed equity outstanding as of March 31, 2024.

To the extent that outstanding equity incentive awards or warrants are exercised or convertible notes converted, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity securities, the issuance of these securities may result in further dilution to our shareholders.

PLAN OF DISTRIBUTION

We have entered into the sales agreement with Jefferies, under which we may offer and sell our ADSs from time to time through Jefferies acting as agent. Pursuant to this prospectus supplement we may offer and sell up to $50,000,000 of our ADSs. Sales of our ADSs, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell ADSs under the sales agreement, we will notify Jefferies of the number of ADSs to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of ADSs to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Jefferies, unless Jefferies declines to accept the terms of such notice, Jefferies has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such ADSs up to the amount specified on such terms. The obligations of Jefferies under the sales agreement to sell our ADSs are subject to a number of conditions that we must meet.

The settlement of sales of ADSs between us and Jefferies is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our ADSs as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Jefferies may agree upon. Pursuant to recent amendments to Rule 15c6-1 of the Exchange Act, settlement for any securities offered under this prospectus supplement on or after May 28, 2024, may occur on the first business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Jefferies a commission equal to 3.0% of the aggregate gross proceeds we receive from each sale of our ADSs. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Jefferies for the fees and disbursements of its counsel, payable upon execution of the sales agreement, in an amount not to exceed $125,000, in addition to certain ongoing disbursements of its legal counsel, unless we and Jefferies otherwise agree. In addition, we estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Jefferies under the terms of the sales agreement and ADS issuance fees payable to the depositary bank, will be approximately $300,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such ADSs.

Jefferies will provide written confirmation to us before the open on the Nasdaq on the day following each day on which ADSs are sold under the sales agreement. Each confirmation will include the number of ADSs sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of the ADSs on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of our ADSs pursuant to the sales agreement will terminate as permitted therein.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may at any time hold long or short positions in such securities.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Jefferies, and Jefferies may distribute the prospectus supplement and the accompanying prospectus electronically.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of owning and disposing of the ADSs or ordinary shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the ADSs or ordinary shares. This discussion applies only to a U.S. Holder that acquires ADSs in this offering and holds the ADSs or ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including any estate, gift, alternative minimum or Medicare contribution tax consequences, any U.S. state, local, or non-U.S. tax considerations, and any tax consequences applicable to U.S. Holders subject to special rules, such as:

∎	banks, insurance companies and other financial institutions;

∎	real estate investment trusts or regulated investment companies;

∎	dealers or traders in securities that use a mark-to market method of tax accounting;

∎	persons holding our ADSs or ordinary shares as part of a straddle, integrated transaction or similar transaction;

∎	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

∎	entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or investors;

∎	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

∎	S corporations;

∎	former citizens or residents of the United States;

∎	a person that is subject to special tax accounting rules under section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

∎	persons that own or are deemed to own 10% or more of our stock by vote or value; or

∎	persons holding our ADSs or ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns the ADSs or ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships owning the ADSs or ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the ADSs or ordinary shares.

Persons that own or are deemed to own 10% or more of our stock by vote or value should consult their tax advisers regarding the application of the “controlled foreign corporation” rules to their ownership of our ADSs or ordinary shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

We have not sought and do not intend to seek any ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences described herein and there can be no assurance that the IRS or a court will not take a contrary position.

As used herein, a “U.S. Holder” is a person that, for U.S. federal income tax purposes, is a beneficial owner of our ADSs or ordinary shares and is:

∎	an individual who is a citizen or resident of the United States;

∎	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

∎	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

∎

a trust that (i) is subject to the primary supervision of a court within the United States and subject to the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our ADSs or ordinary shares in their particular circumstances.

For U.S. federal income tax purposes, a beneficial owner of our ADSs generally will be treated as the owner of the underlying ordinary shares represented by such ADSs. Accordingly, gain or loss will generally not be recognized if a U.S. Holder exchanges our ADSs for the underlying ordinary shares.

Passive Foreign Investment Company Rules

Special U.S. tax rules apply to U.S. Holders of stock in a company that is considered to be a passive foreign investment company (a “PFIC”). In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the value of its assets (generally determined on a quarterly average basis) consists of assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes. Goodwill (the value of which may be determined by reference to the company’s market capitalization) is generally treated as an active asset to the extent attributable to activities intended to produce active income.

Although we believe we have been treated as a PFIC in the past, based on our gross income, the average value of our assets, including goodwill, and the nature of the current state of our business, we do not believe we were a PFIC for the year ended December 31, 2023. There can be no assurance regarding our PFIC status for the current year or any particular year in the future because PFIC status is factual in nature, depends upon factors not wholly within our control, generally cannot be determined until the close of the taxable year in question and is determined annually. Whether we will be a PFIC in the current or any future taxable year is uncertain because, among other things, we currently own a substantial amount of passive assets, including cash, and because the valuation of our assets that generate non-passive income for PFIC purposes, including our goodwill and other intangible assets, is uncertain and may vary substantially over time. In addition, the composition of our assets and income may vary substantially over time. The average quarterly value of our assets for purposes of determining our PFIC status for any taxable year (to the extent applicable) will generally be determined in part by reference to our market capitalization, which has fluctuated and may continue to fluctuate significantly over time. Accordingly, there can be no assurance that we will not be a PFIC in the current or for any future taxable year. Accordingly, U.S. Holders should invest in our ADSs only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs.

If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries or other companies in which we own equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders had not received the proceeds of those distributions or dispositions.

Generally, if we were a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and the U.S. Holder does not make a valid QEF Election or a mark-to-market election (described below), gain recognized upon a disposition (including, under certain circumstances, a pledge) of our ADSs or ordinary shares by the U.S. Holder will be allocated ratably over the U.S. Holder’s holding period for such ADSs or ordinary shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as applicable, and an interest charge will be imposed on the resulting tax liability for each relevant taxable year. Further, to the extent that any distribution received by a U.S. Holder on our ADSs or ordinary shares exceeds 125% of the average of the annual distributions received on such securities during the preceding three years or the U.S. Holder’s holding period, whichever is shorter (an “excess distribution”), such excess distribution will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which a U.S. Holder owns our ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder owns our ADSs or ordinary shares, even if we cease to meet the threshold requirements for PFIC status. If we are a PFIC for any taxable year but cease to be PFIC for subsequent years, U.S. Holders should consult their tax advisers regarding the advisability of making a “deemed sale” election that would allow them to eliminate the continuing PFIC status under certain circumstances.

To avoid the foregoing rules, a U.S. Holder can make a qualified electing fund election (a “QEF Election”) to treat us and each Lower-tier PFIC as a qualified electing fund in the first taxable year that the entity is treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 for that PFIC to the U.S. Holder’s timely filed U.S. federal income tax return. A U.S. Holder making a QEF election other than for the first taxable year in which it owns (or is treated as owning) an equity interest in a PFIC would continue to be subject to the rules described in the preceding paragraph with respect to such PFIC, unless the U.S. Holder makes a “deemed sale” election with respect to the PFIC and recognizes gain taxed under the general PFIC rules described above with respect to the PFIC stock’s appreciation before the year for which the QEF Election is made.

We will provide the information necessary for a U.S. Holder to make a QEF election with respect to us and we will also use our best efforts to cause each Lower-tier PFIC (as defined below) that we control to provide such information. We intend to provide this information for any taxable year during which our only income is interest income or income from financial investments and for any other taxable year for which we determine that we were a PFIC. However, no assurance can be given that such QEF information will be available for any Lower-tier PFIC that we do not wholly-own. We will post the information necessary to make QEF Elections on our website. If we are a PFIC for any taxable year, the consequences to any U.S. Holder will depend in part on whether the U.S. Holder makes a valid QEF Election or mark-to-market election as described below.

If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be taxed on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC. If a U.S. Holder makes a QEF

Election with respect to us, any distributions we pay out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election would not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its ADSs or ordinary shares by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the ADSs or ordinary shares that is not included in the U.S. Holder’s income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares, as determined in U.S. dollars. A. U.S. Holder will not be taxed on the ordinary income and net capital gain under the QEF rules for any year that we are not a PFIC.

Based on the nature of our expected income, the expected composition of our assets, and our business prospects, we do not currently expect to have significant ordinary earnings or net capital gain in any taxable year in which we may be a PFIC. However, it is difficult to predict the nature and composition of our income and assets and the value of our assets in light of the volatile nature of earnings patterns of emerging pharmaceutical or biotechnology companies such as us. Accordingly, U.S. Holders should note that if they make QEF Elections with respect to us and our subsidiaries, they may be required to pay U.S. federal income tax with respect to their ADSs or ordinary shares for any taxable year in which we have a positive amount of earnings or net capital gains even if we do not make any distributions in such year. U.S. Holders should consult their tax advisers regarding the advisability of making QEF Elections in their particular circumstances.

Alternatively, if we are a PFIC for any taxable year and if our ADSs or ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that will result in tax treatment different from the general tax treatment described in the two preceding paragraphs. Our ADSs and/or ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs and/or ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, on which the ADSs are listed, is a qualified exchange for this purpose. The Internal Revenue Service has not identified specific non-U.S. exchanges that are “qualified” for this purpose. If a U.S. Holder makes a valid mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of its ADSs or ordinary shares at the end of each taxable year over the adjusted tax basis of such ADSs or ordinary shares, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of its ADSs or ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in our ADSs or ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of our ADSs or ordinary shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a valid mark-to-market election is made for any year in which we are a PFIC, distributions will be treated as described below under “—Taxation of Distributions” except that the preferential tax rates on dividends paid to non-corporate U.S. Holders will not apply. U.S. Holders will not be able to make a mark-to-market election with respect to Lower-tier PFICs, if any. U.S. Holders should consult their tax advisers as to the availability and desirability of a mark-to-market election in their particular circumstances if we are a PFIC for any taxable year.

If a U.S. Holder owns our ADSs or ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file annual reports on IRS Form 8621 (or any successor form) with respect to us and any Lower-tier PFIC, generally with the U.S. Holder’s U.S. federal income tax return for that year. U.S. Holders should consult their tax advisers regarding our PFIC status for any taxable year and the potential application of the PFIC rules to an investment in our ADSs or ordinary shares.

Taxation of Distributions

This discussion under “—Taxation of Distributions” is subject to the PFIC rules described in “—Passive Foreign Investment Company Rules” above. Distributions paid on ADSs or ordinary shares, other than certain pro rata distributions of our ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s basis in the ADSs or ordinary shares and then as capital gain. For any taxable year in which we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that any distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation at a preferential tax rate provided that we were not a PFIC for the taxable year in which the dividend is paid or the prior taxable year. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of this preferential rate in the light of the discussion in “—Passive Foreign Investment Company Rules” above and in their particular circumstances.

If dividend payments in respect of our ADSs or ordinary shares are made in a currency other than the U.S. dollar, the amount of the dividend distribution that a U.S. Holder must include in income will be the U.S. dollar value of the payments made in such other currency, determined at the spot U.S. dollar exchange rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, if the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date the payment is actually converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders are urged to consult their tax advisers regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency, received or deemed received as dividends on our ADSs or on the sale or retirement of an ADS or an ordinary share.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of our ADSs, the depositary’s, receipt. Dividends generally will be income from non-U.S. sources, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Subject to certain conditions and limitations, non-U.S. tax withheld, if any, on dividends may be deducted from such U.S. Holder’s taxable income or credited against such U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if a U.S. Holder does not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisors to determine whether and to what extent such U.S. Holder will be entitled to a foreign tax credit.

Sale or Other Taxable Disposition

Except as described under “—Passive Foreign Investment Company Rules” above, a U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of our ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the ADSs or ordinary shares disposed of, in each case as determined in U.S. dollars. A U.S. Holder’s initial tax basis in the ordinary shares or ADSs will generally equal the cost of such ordinary shares or ADSs. If a U.S. Holder used foreign currency to purchase the ordinary shares or ADSs, the cost of the ordinary shares or ADSs will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date. Any such gain or loss will be long-term capital gain or loss if at the time of the sale or disposition the U.S. Holder has owned our ADSs or ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to a tax rate that is lower than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized upon the sale or disposition of ADSs or ordinary shares will generally be treated as U.S.-source income for foreign tax credit limitation purposes. U.S. Holders should consult their tax advisers regarding the proper treatment of gain or loss, the availability of a foreign tax credit, and for U.S. Holders that sell the ADSs or ordinary shares for an amount denominated in a currency other than the U.S. dollar should consult their tax advisers regarding any potential foreign currency gain or loss that may have to be recognized.

Information Reporting and Backup Withholding

In general, payments of dividends and proceeds from the sale or other disposition of our ADSs or ordinary shares that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) in the case of information reporting, the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisers regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of our ADSs or ordinary shares, or non-U.S. accounts through which our ADSs or ordinary shares are held, subject to certain exceptions. Penalties and potential other adverse tax consequences may be imposed if a U.S. Holder is required to submit such information to the IRS and fails to do so. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to our ADSs or ordinary shares.

Material United Kingdom Tax Considerations

The following is a description of the material U.K. tax considerations relating primarily to the ownership and disposal of our ADSs by the U.S. Holders described above. The U.K. tax comments set out below are based on current U.K. tax law as applied in England and Wales, and HMRC practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and, save where otherwise stated, only apply to you if you are not resident in the U.K. for U.K. tax purposes and do not hold our ADSs for the purposes of a trade, profession or vocation that you carry on in the U.K. through a branch, agency or permanent establishment in the U.K. and if you hold our ADSs as an investment for U.K. tax purposes and are not subject to special rules.

This summary does not address all possible tax consequences relating to an investment in our ADSs. In particular it does not cover the U.K. inheritance tax consequences of holding our ADSs. It assumes that DTC has not made an election under section 97A(1) of the Finance Act 1986. It assumes that we do not (and will not at any time) derive 75% or more of our qualifying asset value, directly or indirectly, from U.K. land, and that we are and remain solely resident in the U.K. for tax purposes. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder. Holders of our ADSs are strongly urged to consult their tax advisers in connection with the U.K. tax consequences of their investment in our ADSs.

U.K. Taxation of Dividends

Mereo will not be required to withhold amounts for or on account of U.K. tax at source when paying a dividend in respect of its ordinary shares.

Holders who hold our ADSs as an investment, who are not resident in the U.K. for U.K. tax purposes and who do not hold their ADSs in connection with any trade, profession or vocation carried on by them in the U.K. through a branch, agency or permanent establishment in the U.K. should not be subject to U.K. tax in respect of any dividends on our ordinary shares.

U.K. Taxation of Capital Gains

An individual holder who is not resident in the U.K. for U.K. tax purposes should not be liable to U.K. capital gains tax on capital gains realized on the disposal of their ADSs unless such holder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which ADSs are attributable.

Any such individual holder of our ADSs who is temporarily a non-resident for U.K. tax purposes will, in certain circumstances, become liable to U.K. tax on capital gains in respect of gains realized while they were not resident in the U.K.

A corporate holder of our ADSs which is not resident in the U.K. for U.K. tax purposes should not be liable for U.K. corporation tax on chargeable gains realized on the disposal of our ADSs unless it carries on a trade in the U.K. through a permanent establishment in the U.K. to which our ADSs are attributable.

Stamp Duty and Stamp Duty Reserve Tax

The following statements apply to all holders, regardless of their jurisdiction of tax residence.

No stamp duty or stamp duty reserve tax (“SDRT”) is payable on the issue of our ordinary shares into a depositary receipt system (such as, Mereo understands, that operated by Citibank) or a clearance service (such as, Mereo understands, DTC). Accordingly, no stamp duty or SDRT should be payable on the creation and issue of our ADSs pursuant to the issue of our ordinary shares to Citibank’s custodian.

Transfers of our ordinary shares to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts or to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services, will generally be subject to stamp duty or SDRT at 1.5% of the amount or value of the consideration or, in certain circumstances, the value of the ordinary shares transferred. In practice, this liability for stamp duty or SDRT is in general borne by such person depositing the relevant shares in the depositary receipt system or clearance service. U.K. stamp duty and SDRT should not, however, arise on a transfer of our ordinary shares to a depositary receipt issuer or to a clearance service to the extent that such transfer is an “exempt capital-raising transfer” or an “exempt listing transfer,” as defined in Finance Act 2024.

The transfer on sale of ordinary shares by a written instrument of transfer will generally be liable to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration for the transfer. The purchaser normally pays the stamp duty.

An agreement to transfer ordinary shares outside a depositary receipt system or a clearance service will generally give rise to a liability on the purchaser to SDRT at the rate of 0.5% of the amount or value of the consideration. Such SDRT is payable on the seventh day of the month following the month in which the charge arises, but where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, (i) any SDRT that has not been paid ceases to be payable, and (ii) any SDRT that has been paid may be recovered from HMRC, generally with interest.

LEGAL MATTERS

Mayer Brown LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Mereo BioPharma Group plc. The validity of the ordinary shares underlying the ADSs to be offered pursuant to this prospectus supplement will be passed upon for us by Latham & Watkins (London) LLP. Jefferies LLC is being represented in connection with this offering by Cooley LLP, New York, New York with respect to U.S. law and Cooley (UK) LLP with respect to certain matters of English law.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers LLP is 1 Embankment Place, London, WC2N 6RH, United Kingdom.

Up to $50,000,000

American Depositary Shares Representing Ordinary Shares

PROSPECTUS SUPPLEMENT

Jefferies

     , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate, other than with respect to the SEC registration fee, of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$25,830	(2)
FINRA filing fee		$(1)
Printing expenses		$(1)
Legal fees and expenses		$(1)
Accounting fees and expenses		$(1)
Printing Expenses		$(1)
Miscellaneous		$(1)
Total		$(1)

(1)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.
(2)	Excludes registration fee offset pursuant to Rule 457(p).

Item 15. Indemnification of Directors and Officers

The Articles of Association of Mereo BioPharma Group plc (“Mereo,” the “Company” or the “registrant”) provide that Mereo may indemnify the directors and other officers of Mereo in respect of any proceedings, whether civil or criminal, brought against them by reason of their being directors or officers of Mereo and to the fullest extent permitted by the Companies Act 2006 of the United Kingdom (“CA 2006”).

Generally, under CA 2006, any provision by which Mereo directly or indirectly provides an indemnity (to any extent) for a director of Mereo or of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of Mereo) against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is (subject to certain exceptions specified under CA 2006) void.

Mereo has entered into a deed of indemnity with each of its directors. Except as prohibited by applicable law, these deeds of indemnity may require Mereo, among other requirements, to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, costs and expenses incurred by such directors and executive officers with the prior written consent of Mereo in any action or proceeding arising out of their service as a director or executive officer of Mereo, or one of its subsidiaries.

Mereo maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations, is expected to include coverage to reimburse Mereo for amounts that it may be required or permitted by law to pay directors or officers of Mereo.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling Mereo pursuant to the foregoing provisions, Mereo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

Exhibit Number

1.1*	Form of Underwriting Agreement.

1.2	Open Market Sale AgreementSM, dated as of May 15, 2024, between Mereo BioPharma Group plc and Jefferies LLC.

3.1**	Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to Mereo BioPharma Group plc’s Form 6-K, filed with the SEC on December 18, 2023 (File No. 001-38452)).

4.1**	Form of American Depositary Receipt of Mereo BioPharma Group plc (incorporated by reference to Exhibit 4.3 to Mereo’s Form F-4/A filed March 15, 2019 (File No. 333-229351)).

4.2**	Description of Securities Registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.2 to Mereo BioPharma Group plc’s Form 10-K filed on March 27, 2024 (File No. 001-38452)).

5.1	Opinion of Latham & Watkins (London) LLP.

23.1	Consent of Latham & Watkins (London) LLP (included in Exhibit 5.1).

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Powers of Attorney (incorporated by reference to the signature page hereto).

107	Filing Fee Table

*	To be filed by amendment or incorporated by reference in connection with the offering of the securities.
**	Previously filed.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, the United Kingdom, on May 15, 2024.

MEREO BIOPHARMA GROUP PLC

By:	/s/ Denise Scots-Knight
Name: Denise Scots-Knight
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Denise Scots- Knight, Ph.D. and Christine Fox, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, as amended (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on May 15, 2024 in the capacities indicated.

Signature	Title	Date
/s/ Denise Scots-Knight	Chief Executive Officer and Director	May 15, 2024
Denise Scots-Knight	(Principal Executive Officer)

/s/ Christine Fox	Chief Financial Officer	May 15, 2024
Christine Fox	(Principal Accounting and Financial Officer)

/s/ Michael Wyzga	Chairman of the Board of Directors	May 15, 2024
Michael Wyzga

/s/ Jeremy Bender	Director	May 15, 2024
Jeremy Bender

/s/ Anders Ekblom	Director	May 15, 2024
Anders Ekblom

Signature	Title	Date

/s/ Pierre Jacquet	Director	May 15, 2024
Pierre Jacquet

/s/ Annalisa Jenkins	Director	May 15, 2024
Annalisa Jenkins

/s/ Deepika Pakianathan	Director	May 15, 2024
Deepika Pakianathan

/s/ Justin Roberts	Director	May 15, 2024
Justin Roberts

/s/ Daniel Shames	Director	May 15, 2024
Daniel Shames

/s/ Marc Yoskowitz	Director	May 15, 2024
Marc Yoskowitz

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mereo BioPharma Group plc, has signed this registration statement on Form S-3 on May 15, 2024.

MEREO US HOLDINGS INC.

By:	/s/ Denise Scots-Knight
Name: Denise Scots-Knight
Title: President